                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                                   CALMAT CO.
                                       BY
                          ALB ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                            VULCAN MATERIALS COMPANY
                                       AT
                              $31.00 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, JANUARY 1, 1999, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.
                           --------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AND CERTAIN OTHER CONDITIONS. SEE
SECTION 14.

                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    The Rights (as defined herein) are presently evidenced by the certificates for the Shares and a tender by a stockholder of such stockholder's Shares will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.

                           --------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.

November 20, 1998

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          -----
 Introduction........................................................................           1
 1. Terms of the Offer...............................................................           2
 2. Acceptance for Payment and Payment...............................................           4
 3. Procedures for Tendering Shares..................................................           5
 4. Withdrawal Rights................................................................           8
 5. Certain Tax Consequences.........................................................           8
 6. Price Range of the Shares; Dividends.............................................           9
 7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing;
   Exchange Act Registration; Margin Regulations.....................................          10
 8. Certain Information Concerning the Company.......................................          11
 9. Certain Information Concerning Parent and the Purchaser..........................          13
10. Background of the Offer; Contacts with the Company...............................          14
11. Purpose of the Offer; the Merger Agreement; the Support Agreements; Appraisal
   Rights; Plans for the Company; "Going Private" Transactions; the Rights...........          15
12. Source and Amount of Funds.......................................................          25
13. Dividends and Distributions......................................................          25
14. Certain Conditions of the Offer..................................................          26
15. Certain Legal Matters; Required Regulatory Approvals.............................          27
16. Certain Fees and Expenses........................................................          29
17. Miscellaneous....................................................................          30

 SCHEDULE I Directors and Executive Officers of Parent and the Purchaser.............         I-1

To: All Holders of Shares of Common Stock of CalMat Co.:

                                  INTRODUCTION

    ALB Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Vulcan Materials Company, a New Jersey corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $1 per share (the "Shares"), of CalMat Co., a Delaware corporation (the "Company"), and the associated Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 22, 1987, as amended as of October 26, 1992, July 22, 1997, and November 14, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $31.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of First Chicago Trust Company of New York, as Depositary (the "Depositary"), Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor, has delivered to the Board of Directors of the Company an oral opinion delivered November 11, 1998 (which opinion was subsequently confirmed in writing on November 14, 1998), to the effect that, as of such date, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by CSFB.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (NOT TAKING INTO ACCOUNT THE RIGHTS) BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 1, 1999, UNLESS EXTENDED. SEE SECTIONS 1, 14, AND 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 14, 1998 (the "Merger Agreement"), by and among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $31.00 (or any higher price Purchaser determines in its sole discretion to pay in the Offer) in cash, payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

    If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "GCL"), if, after consummation of the Offer the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11. The Merger Agreement provides that Purchaser will vote its Shares in favor of the Merger and thereby have enough votes to adopt the Merger Agreement.

    Concurrently with the execution of the Merger Agreement, Parent entered into Support Agreements (the "Support Agreements") with each member of the Board of Directors of the Company. Pursuant to the Support Agreements, such directors have agreed, among other things, to validly tender, pursuant to and in accordance with the terms of the Offer, all of the Shares directly owned (beneficially or of record) by them, subject to certain exceptions. In the aggregate, approximately 639,549 Shares are subject to the Support Agreements, representing approximately 2.7% of the outstanding Shares. See Section 11.

    The Company has informed the Purchaser that, as of November 9, 1998, there were 23,797,279 Shares issued and outstanding and, as of November 6, 1998, there were 2,115,604 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under the Company's stock option or similar plans or agreements.

    Based on the foregoing and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares), have been issued (other than Shares issued pursuant to such Options) if the Purchaser were to acquire approximately 12,957,000 Shares pursuant to the Offer (including the Shares which pursuant to the Support Agreements are required to be tendered in the Offer), the Minimum Condition would be satisfied.

    No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Section 14. If at any Expiration Date any of the conditions to the Offer are not satisfied or waived by the Purchaser, or if required by any rule or position of the Securities and Exchange Commission (the "Commission"), the Purchaser shall extend the Offer until all such conditions are satisfied or waived; PROVIDED that no individual extension shall extend beyond five business days, or for such longer period as required by law or any such rule or position, and the Purchaser shall in no event be required to extend the Offer beyond March 31, 1999. If all the conditions to the Offer are satisfied or waived at any Expiration Date and more than 70% but less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not withdrawn in the Offer, the Purchaser reserves the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions, notwithstanding the prior satisfaction or waiver of the conditions to the Offer. The Offer will remain open until 12:00 midnight, New York City time, on Friday, January 1, 1999 (the "Expiration Date"), unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Subject to the applicable regulations of the Commission, and except as set forth in the Merger Agreement and discussed below, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that without the prior written consent of the Company, it will not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) subject to Parent's and Purchaser's right to waive the same (subject to clause (iv) below), amend the conditions to the Offer, (iv) waive the Minimum Condition, or (v) amend any other term of the Offer in a manner adverse to the holders of Shares.

    Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 14.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

    As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing Rights ("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the expiration of the Offer as soon as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act. See Sections 1 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent of any liability under the Merger Agreement for any breach of the Merger Agreement by any such assignee.

3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

     (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "New York Stock Exchange trading day" is any day on which The New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (a) such Stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 18, 1999.

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

    In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term capital gain if the stockholder held the Shares for more than one year. In the case of a stockholder who is an individual, such capital gain will generally be subject to tax at a maximum rate of 20%. Stockholders with a calendar tax year will be treated as having taxable gain or loss for the 1999 tax year.

    The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances nor does it address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a stockholder.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CZM." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE for the period indicated, and the cash dividends declared on the Company's common stock during each quarter presented.

                                   CALMAT CO.

                                                        HIGH        LOW
                                                       -------    -------
1996
First Quarter......................................... $18 3/4    $17 1/4    $     .10
Second Quarter........................................ $18 7/8    $16 3/8    $     .10
Third Quarter......................................... $18 3/4    $16 3/4    $     .10
Fourth Quarter........................................ $19 3/4    $18        $     .10

1997
First Quarter......................................... $19 1/4    $17 1/4    $     .10
Second Quarter........................................ $22        $17        $     .10
Third Quarter......................................... $26        $20 1/2    $     .10
Fourth Quarter........................................ $28        $23 3/8    $     .10

1998
First Quarter......................................... $29 1/2    $24 7/8    $     .10
Second Quarter........................................ $28 1/8    $21 9/16   $     .10
Third Quarter......................................... $23 15/16  $15 1/4    $     .10
Fourth Quarter (through November 19, 1998)............ $30 15/16  $15 13/16     --

    On November 13, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the NYSE for the Shares was $27 3/16 per Share. Pursuant to the Merger Agreement, the Company agreed to discountinue its regular $.10 per Share quarterly dividend.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

    NYSE LISTING. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of 100 Shares or more (or a unit of trading if less than 100 shares) falls below 1,200, or the aggregate market value of such publicly held Shares falls below $8,000,0000. Shares held by officers or directors of the Company or their immediate families, and other concentrated holdings of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    In the event the Shares are no longer eligible for NYSE Listing, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) under the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NYSE listing. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the

Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the registration of Shares is then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for NYSE listing and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is a Delaware corporation with its principal executive offices located at 3200 San Fernando Road, Los Angeles, California 90065. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended December 31, 1997 (the "Form 10-K"):

       CalMat Co. (the "Company" or "Registrant") has its corporate headquarters in Los Angeles, California and has operations throughout the state of California, in Phoenix and Tucson, Arizona, and in Albuquerque, New Mexico. The Company was formed in 1984 by the business combination of California Portland Cement Company ("CPC") and Conrock Co. ("Conrock"). Following its formation, the Company operated CPC as its Cement Division. The Company subsequently disposed of the Cement Division in an exchange transaction with Onoda California, Inc. in 1990. The Company's operations are primarily concentrated in two business segments. One business segment, the Construction Materials Division, is engaged in the manufacture, production, distribution and sale of construction materials: aggregates (crushed rock, sand and gravel), hot-mix asphalt and ready mixed concrete. This business segment experiences fluctuations with general levels of activity in the construction industry and with weather-related construction delays, which normally occur during the first and fourth quarters each year. The other business segment, the Properties Division, is engaged in the ownership, leasing and management of industrial and office buildings, the ownership and leasing of undeveloped real property and sales of real property.

    The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the nine months ended September 30, 1998. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                                   CALMAT CO.
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                         NINE MONTHS ENDED    -------------------------------
                                         SEPTEMBER 30, 1998     1997       1996       1995
                                        --------------------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
REVENUES:
  Net sales and operating revenues....       $  379,108       $ 460,973  $ 399,083  $ 370,313
  Net gains on sale of real estate....            2,143           5,377      5,500      4,133
  Other income........................            5,284           6,462      3,312      3,736
                                             ----------       ---------  ---------  ---------
                                                386,535         472,812    407,895    378,182
                                             ----------       ---------  ---------  ---------
COST AND EXPENSES:
  Cost of products sold and operating
    expenses..........................          314,567         394,764    347,163    326,513
  Selling, general and administrative
    expenses..........................           34,867          44,908     37,746     35,847
  Interest expense....................            6,422           7,713      5,944      2,675
  Other expenses......................            1,378           1,783      1,864      3,005
  Special charges.....................               --              --         --     47,000
                                             ----------       ---------  ---------  ---------
                                                357,234         449,168    392,717    415,040
                                             ----------       ---------  ---------  ---------
Income (loss) before income taxes.....           29,301          23,644     15,178    (36,858)
Federal and state income taxes........            9,569           7,042      5,844    (15,487)
                                             ----------       ---------  ---------  ---------
Net income (loss).....................       $   19,732       $  16,602  $   9,334  $ (21,371)
                                             ----------       ---------  ---------  ---------
Net income (loss)--diluted............       $     0.82       $    0.70  $    0.40  $   (0.92)
                                             ----------       ---------  ---------  ---------
                                             ----------       ---------  ---------  ---------
Weighted average number of shares
  outstanding.........................           23,953          23,724     23,263     23,176
                                             ----------       ---------  ---------  ---------
                                             ----------       ---------  ---------  ---------

                                                                            DECEMBER 31,
                                                        SEPTEMBER 30,   --------------------
                                                             1998         1997       1996
                                                        --------------  ---------  ---------
BALANCE SHEET DATA (AT END OF PERIOD)
Current assets........................................    $  143,303    $ 121,552  $ 110,239
Property, plant and equipment, net....................       453,165      431,478    411,465
Goodwill, net.........................................        49,994       48,719     50,410
Other assets..........................................        37,217       34,059     28,602
Total assets..........................................       683,679      635,808    600,716
Current liabilities...................................        94,908       73,812     57,537
Other long-term liabilities...........................        35,909       37,701     38,429
Deferred income taxes.................................        59,345       59,349     56,325
Long-term debt........................................       130,256      118,401    116,233
Stockholders' equity..................................       363,261      346,545    332,192
Total liabilities and stockholders equity.............       683,679      635,808    600,716

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Shares are traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company should also be available for inspection at the New York Stock Exchange, at 20 Broad Street, New York, New York 10005.

    Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

    Parent is a New Jersey corporation whose principal executive offices are located at One Metroplex Drive, Birmingham, Alabama 35209. Parent produces, distributes and sells construction materials and industrial and specialty chemicals. Parent is the nation's leading producer of construction aggregates. Parent operates primarily through two business groups: Construction Materials and Chemicals. In 1997, Parent had approximately 7,180 employees and net sales of approximately $1.7 billion.

    The Purchaser's principal executive offices are located care of Vulcan Materials Company, One Metroplex Drive, Birmingham, Alabama 35209. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger, and was formed solely for the purpose of consummating the Offer and the Merger and carrying out related transactions.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

    Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may be obtained electronically by visiting the Commission's website on the Internet at http://www.sec.gov.

    Other than 37,000 Shares that are owned by Parent and were acquired in the ordinary course of Parent's business and not during the past 60 days, and except as set forth elsewhere in this Offer to

Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1995, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    From time to time over the past ten years, Parent and the Company have engaged in discussions on various matters relating to their respective companies, including the possibility of a business combination or other strategic transaction between Parent and the Company. In late August, 1998, Donald M. James, Chairman and Chief Executive Officer of Parent, telephoned A. Frederick Gerstell, Chairman and Chief Executive Officer of the Company, to request a meeting.

    On September 8, 1998, Messrs. James and Gerstell met and discussed generally a business combination. At the meeting, Mr. James indicated that Parent was willing to consider an acquisition of the Company for cash, but that Parent would need to conduct a due diligence investigation of the Company before it would be in a position to make or proceed with any proposal regarding such a transaction. Mr. Gerstell indicated that he might be willing to consider such a possible transaction between the companies and that he would confer with the Company's Board of Directors and its advisors regarding Parent's interest in such a possible transaction. Following the meeting, the parties agreed that, although specific terms with respect to a possible transaction had not been discussed, it would be appropriate to enter into an agreement relating to the exchange of confidential information, which was executed by Parent and the Company on September 24, 1998.

    After conferring with and receiving authorization to proceed from the Company's Board of Directors in early October, Mr. Gerstell contacted Mr. James and indicated that the Company was willing to continue discussions regarding a possible acquisition of the Company by Parent and to permit Parent to commence a preliminary due diligence review of the Company. Between October 12 and October 31, 1998, the Company provided Parent with information relating to the Company and its businesses, and representatives of Parent and the Company continued to discuss generally the possible structures and potential valuations of an acquisition transaction. During these discussions, representatives of Parent proposed potential ranges of valuation for the Company which representatives of the Company indicated were insufficient.

    At a meeting of Parent's Board of Directors held on November 1, 1998, Mr. James and other members of Parent's senior management discussed with the directors the results of the discussions between the parties and of the preliminary due diligence review of the Company. Following deliberation thereon, the Board authorized Mr. James and senior management to continue discussions regarding the possible acquisition of the Company by Parent and to make a definitive proposal to the Company. On November 1, 1998, Mr. James made a proposal to Mr. Gerstell for an acquisition of the Company by Parent at a per Share price of $30.00 in cash, subject to completion of its due diligence review of the Company and negotiation and execution of definitive documentation and board approval thereof.

    A meeting of the Company's Board of Directors was held on November 4, 1998, at which Parent's proposal was considered by the Company's directors, and presentations relating thereto were given by senior management and financial and legal advisors. Following that meeting, at the request of the Company's Board of Directors, Mr. Gerstell informed Mr. James that the Company was prepared to permit Parent to complete its due diligence and to negotiate definitive terms with respect to the acquisition of the Company by Parent at a per Share price of $31.00 in cash, subject to approval of the Company's Board of Directors of the terms and conditions to be contained in the definitive documentation. After consulting with Parent's Board of Directors, senior management and advisors, Mr. James informed Mr. Gerstell on November 5, 1998, that Parent was prepared to increase the proposed per Share price to $31.00, subject to the conditions previously discussed.

    Between November 5 and November 10, 1998, representatives of Parent continued their due diligence review of the Company at the Company's headquarters in Los Angeles, California. On November 7, 1998, Parent furnished the Company with a draft Merger Agreement. Additional discussions between Parent, the Company and their respective advisors took place between November 7 and November 11, 1998, during which the significant terms of the Merger Agreement were negotiated. At a meeting of the Company's Board of Directors held on November 11, 1998, Mr. Gerstell, other members of the Company's management and the Company's financial and legal advisors discussed the terms and conditions of the contemplated transaction. At that meeting a form of the Merger Agreement was presented to, and unanimously approved by, the Board of Directors of the Company, subject to approval by Parent's Board of Directors of the Merger Agreement and subject to satisfactory resolution of the final terms of the Merger Agreement.

    From November 12 through November 14, 1998, Parent, the Company and their respective advisors negotiated the remaining provisions of the Merger Agreement on the terms authorized by the Company's Board of Directors at its November 11 meeting. At a meeting of Parent's Board of Directors held on November 14, 1998, Mr. James, other members of Parent's senior management and Parent's financial and legal advisors presented the terms of the proposed Merger Agreement and discussed with the Board various factors relating to the transactions contemplated thereby, including the per Share price. After due consideration, the Board of Directors of Parent unanimously approved the Merger Agreement. The Merger Agreement was executed later that day by Parent and the Company. On November 16, 1998, the parties issued a joint press release announcing the execution of the Merger Agreement.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; "GOING PRIVATE" TRANSACTIONS; THE RIGHTS.

    (A) PURPOSE.

    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. As a result of the Offer and the Merger, the Company will become a wholly-owned subsidiary of Parent.

    The following is a summary of certain provisions of the Merger Agreement and the Support Agreements. This summary is qualified in its entirety by reference to the Merger Agreement and the Support

Agreements, which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement and the Support Agreements may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

    (B) THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) subject to Parent's and Purchaser's right to waive same (subject to clause (iv) below), amend the conditions to the Offer or impose additional conditions to the Offer, (iv) waive the Minimum Condition or
(v) amend any other term of the Offer in a manner adverse to the holders of Shares. Notwithstanding the foregoing, the Purchaser is required to extend the Offer from time to time, (i) if at the then scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for all Shares shall not have been satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; PROVIDED that no individual extension shall extend beyond five business days, or for such longer period as required by any applicable law or any such rule, regulation, interpretation or position, from the immediately preceding Expiration Date and that Purchaser is in no event required to extend the Offer beyond March 31, 1999. In addition, if all conditions to the Offer are satisfied and the number of Shares tendered and not withdrawn is more than 70%, but less than 90%, of the outstanding number of Shares on a fully diluted basis, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions beyond the latest Expiration Date under the provisions described in the preceding sentence.

    RECOMMENDATION. The Company has represented to Parent in the Merger Agreement that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has (i) determined by unanimous vote that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved the Offer and the Merger Agreement in accordance with the GCL, (iii) recommended acceptance of the Offer and adoption of the Merger Agreement by the Company's stockholders (if such adoption is required by applicable law), and (iv) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer and the Merger; PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of the Company Board's fiduciary obligations under applicable law. The Company further represented that, prior to the execution of the Merger Agreement, CSFB has delivered to the Company Board its opinion, and as of the date of execution of the Merger Agreement (November 14, 1998) delivered its written opinion, in each case to the effect that, as of the date of such opinion, the cash consideration to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    DIRECTORS. The Merger Agreement provides that, subject to compliance with applicable law, Parent, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board shall always have at least two members who are neither officers, directors, affiliates or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person who is not a Purchaser Insider to fill such vacancy. Following the election or appointment of Parent's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of Parent or the Purchaser, any waiver of any of the Company's rights thereunder or any other actions taken by the Company, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension, waiver or action would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of adopting the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts
(x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its stockholders; and (iii) subject to the fiduciary obligations of the Company Board under applicable law, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

    The Merger Agreement further provides that, notwithstanding the foregoing, if Parent, the Purchaser or any other of Parent's subsidiaries acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the GCL.

    CHARTER, BYLAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with applicable law. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive $31.00 (or any higher Purchaser determines in its sole discretion to pay in the Offer) net per Share in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to provide for the cancellation, effective at the Effective Time, of all the outstanding Options granted under any stock option or similar plan of the Company (the "Stock Plans"), or under any agreement, without any payment therefor except as otherwise discussed in this Section 11. Immediately prior to the Effective Time, all Options (whether vested or unvested) will be canceled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), at the Effective Time, equal to the product of
(i) the total number of Shares subject to such Option and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such Option (the "Cash Payments").

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, required filings, consents and approvals, financial statements, public filings, litigation, compliance with law, employee benefit plans, environmental matters, material contracts, opinion of financial advisor, information to be included in the Schedule 14D-1, the Proxy Statement or the other documents required to be filed with the Commission or any other governmental authority relating to the Offer and the Merger, tax status, condition of assets, relationships with customers and employees and the absence of any material adverse effects on the Company. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, required filings, consents and approvals, information to be included in the
Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the Commission or any other governmental authority relating to the Offer and the Merger and availability of funds.

    COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent including, among other things, restrictions on amendments to its certificate of incorporation or by-laws, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans and certain other material events or transactions. This provision prevents the Company from declaring and paying its regular $.10 per Share quarterly dividend.

    ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time, the Company will give Parent and the Purchaser and their representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries, and to provide Parent and the Purchaser copies of documents filed pursuant to federal or state securities laws during this period, and, upon reasonable request, other information with respect to the business and operations of the Company and its subsidiaries.

    EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser shall cooperate and use their respective reasonable best efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

    Each of the parties also has agreed to use its reasonable best efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any governmental authorities or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Merger Agreement.

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

    EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that, from and after the Effective Time, Parent will honor, or Parent will cause to have honored, all obligations under the Company's employee benefit plans, subject to certain dollar limitations with respect to specified employment, severance and change in control agreements. Notwithstanding the foregoing, from and after the Effective Time, Parent or its designee may exercise any right to amend, modify, alter or terminate any Plan, provided that any such action will not adversely affect any vested rights or any rights for which the agreement of the other party or a beneficiary is required. The Merger Agreement also provides that employees of the Surviving Corporation immediately following the Effective Time who immediately prior to the Effective Time were employees of the Company or any Company subsidiary will be given credit for purposes of eligibility, vesting and levels of benefits (other than for benefit accrual purposes under defined benefit pension plans) under each employee benefit plan, program, policy or arrangement of Parent or the Surviving Corporation in which such employees participate subsequent to the Effective Time for all service with the Company and any Company subsidiary prior to the Effective Time (to the extent such credit was given by the Company or any Company subsidiary). The Company has agreed that it will not take any action which could prevent or impede the termination of the 1987 Stock Option Plan, the 1990 Stock Option Plan, the 1993 Stock Option Plan, the 1998 Stock Option Plan and the Employee Stock Purchase Plan of the Company, as any of them may have been amended, and all other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company, in each case, effective prior to the Effective Time. The Company has agreed to use its reasonable best efforts to obtain all necessary consents so that after the Effective Time, holders of Options will have no rights other than the rights of the holders of Options to receive the Cash Payment, if any, in cancellation and settlement thereof.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Parent has agreed that from and after the Effective Time all rights to indemnification, defense and advancement of funds existing at the date of the Merger Agreement in favor of individuals who were directors or officers of the Company or any of its subsidiaries at or prior to the Effective Time as set forth in the Certificate of Incorporation or By-Laws of the Company or pursuant to certain agreements shall survive the Merger and shall continue in full force and effect and will be honored by the Surviving Corporation. The Merger Agreement further provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, cause to be maintained in effect for not less than six years (except as provided below) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous in the aggregate to the beneficiaries for the current policies and PROVIDED that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be $233,200 for the 12-month period ending June 27, 1998) and if the Surviving Corporation is unable to obtain such insurance it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the third anniversary of the Effective Time, Parent may, at its election, provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level and scope of insurance coverage required in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

    Any indemnified party under the Merger Agreement wishing to claim such indemnification, upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify Parent thereof (but any such failure or delay will not relieve Parent of liability except to the extent Parent is materially prejudiced as the indemnifying as a result of such failure or delay). After the Effective Time, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation will have the right to assume the defense thereof and Parent will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, (ii) the indemnified parties will cooperate in the defense of any such matter and (iii) Parent will not be liable for any settlement effected without its prior written consent, which consent will not be reasonably withheld, provided that Parent shall not have any obligation to any indemnified party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that such person is not entitled to indemnification in such manner under applicable law. The Merger Agreement provides that any indemnified party may retain its own separate counsel reasonably satisfactory to such party if there is a conflict of interest requiring separate representation under applicable principles of professional responsibility and Parent will be responsible for any reasonable legal fees or expenses of such counsel subsequently incurred by such indemnified party in connection with such participation or defense which will be paid promptly as detailed statements of such fees and expenses are received.

    NOTIFICATION OF CERTAIN MATTERS. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (B) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; PROVIDED, HOWEVER, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

    RIGHTS AGREEMENT. The Company covenants and agrees in the Merger Agreement that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 25% or more of the Shares without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur.

    STATE TAKEOVER LAWS. The Merger Agreement provides that each party will, upon the request of another party, take all reasonable steps to assist in any challenge by such other party to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

    NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors (in their capacity as such), employees, representatives and agents to immediately cease any existing discussions or negotiations with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any material equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, the Company will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors (in their capacity as such), officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any material amount of capital stock or any material portion of the assets of the Company or of its subsidiaries (except for acquisitions of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (an "Acquisition Transaction"), or negotiate or engage in substantive discussions with any person with respect to any Acquisition Transaction or enter into or resolve to enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; PROVIDED, HOWEVER, that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who has delivered a bona fide written proposal for an Acquisition Transaction, and may terminate the Merger Agreement pursuant to
Section 8.1(g) of the Merger Agreement in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Transaction, in each case, if the Company Board determines in good faith following consultation with outside counsel that failing to take such action would constitute a breach of the fiduciary obligations of the Company Board under applicable law, provided that prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the Confidentiality Agreement (other than the stand-still provisions thereof) with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

    The Merger Agreement further provides that, from and after the execution of the Merger Agreement, the Company will promptly advise Parent of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing, and that the Company will promptly advise Parent of any material development relating to any such proposal, including results of any discussions or negotiations with respect thereto.

    Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or from making any disclosure to the Company's stockholders, in each case, if, in the good faith judgment of the Company Board following consultation with outside counsel, failure to take such positions or so to disclose such would constitute a violation of applicable law.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions: (i) the stockholders of the Company shall have duly adopted the Merger Agreement, if required by applicable law; (ii) the Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and (iii) the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental authority and there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser), provided that if Shares are accepted for payment pursuant to the Offer, neither Parent nor the Purchaser may terminate the Merger Agreement or abandon the Merger except pursuant to clause
(a) below:

        (a) by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (b) by the Company if (i) Parent or the Purchaser fails to commence the Offer as provided in Section 1.1 of the Agreement, or (ii) Parent or the Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer on or before March 31, 1999;

        (c) by Parent or the Company if the Offer expires pursuant to its terms without any Shares being purchased thereunder;

        (d) by Parent or the Company if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

        (e) by Parent if the Company breaches its covenant in Section 6.8 of the Merger Agreement (relating to the Rights Agreement);

        (f) by Parent if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended any Acquisition Transaction, or shall have resolved to effect any of the foregoing; and

        (g) by the Company in accordance with Section 6.10 of the Merger Agreement.

    In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than certain specified provisions, which shall survive any such termination; PROVIDED that no party would be relieved from liability for any willful breach of the Merger Agreement.

    FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to subparagraphs (e), (f) or (g) under "Termination" as described above (or is terminated pursuant to subparagraph (c) as a result of the failure to satisfy the conditions set forth in paragraph (d) of Section 14), then the Company will within two business days after such termination (except for a termination under subparagraph (g) in which case payment is to be made upon or prior to such termination) pay Parent a termination fee of $20,000,000 (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. In the event that (i) a bona fide Acquisition Transaction has been proposed to the Company or publicly announced or disclosed, (ii) the Merger Agreement is subsequently terminated pursuant to subparagraph (b)(ii) or (c) (other than as a result of the failure of any of the conditions set forth in paragraph (d) of Section 14) under "Termination" above and (iii) within six months of such termination the Company shall have entered into a definitive agreement or a written agreement in principle providing for an Acquisition Transaction with respect to, directly or indirectly, more than 50% of the capital stock of the Company or of the assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, then the Company shall pay Parent the Termination Fee at or prior to execution of such agreement or agreement in principle in immediately available funds by wire transfer to an account designated by Parent.

    AMENDMENT. The Merger Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment will be made which decreases the price to be paid in the Merger or which adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders or which otherwise violates applicable law. The Merger Agreement provides that any amendment or termination of the Merger Agreement following the election of Parent's designees to the Company Board, which would be reasonably likely to have an adverse effect on the minority stockholders, requires the concurrence of a majority of the directors of the Company Board who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

    EXTENSION; WAIVER. Subject to the Merger Agreement, at any time prior to the Effective Time, the parties thereto may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto,
(ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party thereto or (iii) waive compliance by any other party with any of the agreements or conditions. The Merger Agreement provides that following the election of Parent's designees to the Company Board and prior to the Effective Time, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement or any other actions by the Company, in each case, which would be reasonably likely to have an adverse effect on the minority stockholders, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

    (C)  THE SUPPORT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, Parent entered into Support Agreements with each member of the Board of Directors of the Company. In the aggregate, such stockholders owned 639,549 Shares, representing approximately 2.7% of the Shares outstanding as of November 14, 1998.

    Pursuant to the Support Agreements the stockholder(s) have agreed to tender and not withdraw their Shares pursuant to and in accordance with the terms of the Offer.

    Each of these stockholders also agreed that such stockholder will not sell, contract to sell or otherwise dispose of such stockholder's Shares other than
(i) pursuant to the Offer, (ii) with Parent's written consent and (iii) Shares transferred to the Company in connection with the exercise of stock options. Nothing in the Support Agreements restricts the stockholders' abilities to (i) withdraw Shares from the Offer or dispose of Shares in open market sales, in each case at any time after December 27, 1998, if a bona fide Acquisition Transaction has not been proposed publicly or to the Company prior to such date or (ii) take certain other actions.

    The agreements contained in each Support Agreement may be terminated by any party thereto at any time after the earlier of payment for the Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

    (D) APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In CEDE & CO. v. TECHNICOLOR, INC., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

    Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including CSFB's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

    (E) PLANS FOR THE COMPANY. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

    (F) "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    (G) THE RIGHTS. According to the Company's Form 10-K for the fiscal year ended December 31, 1992 (together with subsequent filings relating to the Rights Agreement, the "Company 10-K"), on September 22, 1987, the Company declared a dividend distribution of one Right for each outstanding Share, which entitles the registered holder to purchase from the Company one Share, par value $1 per share, of the Company at an exercise price of $90 per Share (the "Exercise Price"), subject to adjustment.

    The Rights Agreement provides that in the event that a person becomes the beneficial owner of 25% or more of the outstanding Shares, each holder of a Right can receive upon exercise that number of Shares of the Company having at the time of such transaction a market value equal to two times the Exercise Price. In the event that the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or where 50% or more of the assets or earning power is sold or transferred, each holder of a Right can receive common stock of the acquiring company having a value equal to two times the Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer and the Merger.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 10-K and the text of the Rights Agreement as set forth as an exhibit thereto filed with the Commission, copies of which may be obtained in the manner set forth in
Section 8.

    STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

12. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $820 million. Parent will ensure that the purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. The source of funds for the Offer and Merger will be comprised of approximately $180 million in cash and cash equivalents and approximately $640 million in short-term borrowings. The short-term borrowings will consist of commercial paper and, possibly, bank lines. Parent has arranged to have in place bank lines of credit of $775 million to provide liquidity support for the commercial paper. There is no financing condition to the Offer.

13. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related Rights) pursuant to the exercise of Options outstanding on the date of the Merger Agreement, or (B) any other securities in respect of, in lieu of, or in substitution for, the Shares outstanding on the date hereof, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned subsidiaries or (iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities. The restriction in clause (ii) of the preceding sentence precludes the Company from declaring or paying its regular $.10 per Share quarterly dividend.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares and, subject to the terms of the Merger Agreement, may amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the Minimum Condition), (ii) any waiting period under the HSR Act applicable to the Offer or the Merger shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after November 14, 1998, and prior to the expiration of the Offer, any of the following events (each, an "Event") shall occur:

        (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity (as defined in the Merger Agreement), other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that reasonably would be expected to: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, in each case as a result of or principally in connection with the Offer or the Merger, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders or (iv) require divestiture by Parent or the Purchaser of any Shares; or

        (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses
    (i) through (iv) of paragraph (a) above; or

        (c) there have been any changes or effects that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company; or

        (d) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (d) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange
    Act), (ii) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or approved or recommended any Acquisition Transaction, (iii) a person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Transaction (whether in violation of the Merger Agreement or not) or (iv) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

        (e) the Company and the Purchaser and Parent shall have reached a written agreement authorized by their respective Boards of Directors that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

        (f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent the consummation of the Offer or the Merger; or

        (g) the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement in any material respect.

    The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions. The conditions set forth in clauses (a) through (g) above are for the benefit of the Parent and the Purchaser and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

    LITIGATION. On November 16 and 17, 1998, two purported stockholder class action suits were filed on behalf of William Steiner and Charles Miller, who allege that they are stockholders of the Company, against the Company and the members of the Board and, in the case of the suit filed on behalf of Mr. Miller, Parent in the Delaware Court of Chancery. These complaints are captioned WILLIAM STEINER V. CALMAT CO., A. FREDERICK GERSTELL, JOHN C. ARGUE, ARTHUR BROWN, DENIS
R. BROWN, HARRY M. CONGER, RAYBURN S. DEZEMBER, WILLIAM P. HUSTON, EDWARD A. LANDRY, THOMAS L. LEE, THOMAS M. LINDEN, GEORGIA R. NELSON AND STUART T. PEELER and CHARLES MILLER V. A. FREDERICK GERSTELL, ARTHUR BROWN, DENIS R. BROWN, RAYBURN S. DEZEMBER, HARRY M. CONGER, EDWARD A. LANDRY, THOMAS M. LINDEN, RICHARD A. GRANT, JR., GEORGIA R. NELSON, STUART T. PEELER, JOHN C. ARGUE, THOMAS L. LEE, CALMAT CO. AND VULCAN MATERIALS

COMPANY (collectively, the "Complaints"). The Complaints allege, among other things, that the defendants have breached their fiduciary duties to the Company's stockholders by failing to maximize stockholder value. The Complaints seek, among other things, an order enjoining consummation of the Offer and the Merger. The Company believes that the Complaints are without merit.

    STATE TAKEOVER LAWS. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Section 203 of the GCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of the GCL.

    The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14. The parties have agreed under the Merger Agreement to take, at the request of another party, all reasonable steps to assist in any challenge by such requesting party to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

    UNITED STATES ANTITRUST APPROVALS. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on November 20, 1998, and the required waiting period with respect to the Offer and the Merger would expire at 12:00 a.m., New York City time, on December 5, 1998, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

16. CERTAIN FEES AND EXPENSES.

    Goldman Sachs, & Co. ("Goldman Sachs") are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services in connection with the acquisition of the Company. Parent and the Purchaser have agreed to pay Goldman Sachs a fee of (i) $6,000,000 in the event that Purchaser acquires at least 50% of the Shares or at least 50% of the assets (based on the book value thereof) of the Company, (ii) $3,450,000 in the event that Purchaser acquires less than 50% but more than 25% of the Shares or assets (based on the book value thereof) of the Company, and (iii) 1.25% of the consideration up to a maximum of $2,000,000 in the event that all or a portion of the block of Shares held by the Dan Murphy Foundation is acquired. If the Merger Agreement is terminated and the Company is required to pay the Termination Fee to Parent, Parent has agreed to pay Goldman Sachs, upon payment of the Termination Fee, an amount equal to 15% of the Termination Fee. Purchaser has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the fees and disbursements of Goldman Sachs' attorneys, and to indemnify Goldman Sachs against liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Georgeson & Co. Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

    In addition, First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          ALB ACQUISITION CORPORATION

November 20, 1998

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The name, principal business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the principal business address of each such director and each such executive officer is One Metroplex Drive, Birmingham, Alabama 35209. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                       POSITION WITH PARENT; PRINCIPAL BUSINESS ADDRESS; PRINCIPAL
NAME                          AGE          OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------
John K. Greene..........          69   Director since 1974. Special Principal, William Blair &
                                       Company, Chicago, Illinois (an investment banking firm),
                                       since 1995; Partner of that company prior thereto.

                                       Committee memberships: Audit Review; Governance and Succes-
                                       sion; Finance and Pension Funds.

Douglas J. McGregor.....          57   Director since 1992. Formerly Chairman and Chief Executive
                                       Officer, M.A. Hanna Company, Cleveland, Ohio (an
                                       international specialty chemicals company with interests in formulated polymers), from July, 1997; President and Chief
                                       Executive Officer from January, 1997 to July, 1997;
                                       President and Chief Operating Officer prior thereto.

                                       Other directorships: KeyCorp.

                                       Committee memberships: Audit Review; Compensation; Safety,
                                       Health and Environmental Affairs.

Donald B. Rice..........          59   Director since 1986.*President and Chief Executive Officer of UroGenesys, Inc., Santa Monica, California (a
                                       biotechnology company developing therapeutics and
                                       diagnostic testing for urogenital cancer), since 1996;
                                       President and Chief Operating Officer of Teledyne, Inc.,
                                       Los Angeles, California (a manufacturer of aviation,
                                       electronic, industrial, specialty metal and consumer
                                       products), from 1993 to 1996; Secretary of the Air Force,
                                       from 1989 to 1993.

                                       Other directorships: Scios Inc.; UroGenesys, Inc.; Wells
                                       Fargo & Company and Pilkington Aerospace.

                                       Committee memberships: Audit Review; Executive; Finance and
                                       Pension Funds; Governance and Succession.

------------------------------
* Dr. Rice was first elected a director in 1986, and served until May, 1989, when he was appointed Secretary of the Air Force. He was reelected a director of Parent by the Board of Directors on February 12, 1993.

                                       POSITION WITH PARENT; PRINCIPAL BUSINESS ADDRESS; PRINCIPAL
NAME                          AGE          OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------
Orin R. Smith...........          63   Director since 1983. Chairman and Chief Executive Officer
                                       of Engelhard Corporation, Iselin, New Jersey (provider of
                                       environmental technologies, performance products,
                                       engineered materials and related services), since January,
                                       1995; President and Chief Executive Officer of that company prior thereto.

                                       Other Directorships: Engelhard Corporation; Ingersoll-Rand
                                       Company; Perkin-Elmer Corporation; Summit Bancorporation.

                                       Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

Marion H. Antonini......          68   Director since 1983. Principal, Kohlberg & Company, Mount
                                       Kisco, New York (a private merchant banking firm), since
                                       January, 1998; Chairman, Chief Executive Officer and
                                       President of Welbilt Corporation, Stamford, Connecticut (a
                                       manufacturer and distributor of commercial food service
                                       equipment and residential furnaces) prior thereto.

                                       Other directorships: Engelhard Corporation;
                                       Scientific-Atlanta, Inc. Turbo Chef; Northwestern Steel and
                                       Wire.

                                       Committee memberships: Compensation; Executive; Governance and Succession; Finance and Pension Funds.

James V. Napier.........          61   Director since 1983. Chairman of the Board of
                                       Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for
                                       industrial, telecommunications and government
                                       applications).

                                       Other directorships: Engelhard Corporation; HBO & Co.;
                                       Intelligent Systems, Inc.; Personnel Group of America,
                                       Inc.; Scientific-Atlanta, Inc.; Westinghouse Air Brake Co.

                                       Committee memberships: Audit Review; Compensation; Finance and Pension Funds.

Livio D. DeSimone.......          62   Director since 1987. Chairman and Chief Executive Officer
                                       of Minnesota Mining & Manufacturing Company, St. Paul,
                                       Minnesota (a diversified manufacturer).

                                       Other directorships: Cargill, Incorporated; Dayton Hudson
                                       Corporation; General Mills, Inc.; Minnesota Mining &
                                       Manufacturing Company.

                                       Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

                                       POSITION WITH PARENT; PRINCIPAL BUSINESS ADDRESS; PRINCIPAL
NAME                          AGE          OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------
Donald M. James.........          49   Director since 1996. Chairman and Chief Executive Officer
                                       of the Parent since May, 1997; President and Chief
                                       Executive Officer from February, 1997 to May, 1997;
                                       President and Chief Operating Officer from February, 1996
                                       to February, 1997; President of the Parent's Southern
                                       Division from 1994 to 1996; Senior Vice President, South,
                                       Construction Materials Group of the Parent from 1995 to
                                       1996; Senior Vice President and General Counsel of the
                                       Parent from December, 1992 through 1993.

                                       Other directorships: Protective Life Corporation.

                                       Committee memberships: Executive.

Ann D. McLaughlin.......          57   Director since 1990. Chairman, The Aspen Institute, Aspen,
                                       Colorado (an independent, nonprofit organization whose
                                       programs are designed to enhance the ability of leaders to understand national and international issues), since 1996;
                                       Vice Chairman of that organization from 1993 to 1996;
                                       President, Federal City Council, Washington, D.C. (a
                                       nonpartisan, nonprofit organization which is dedicated to
                                       improving the nation's capital), from 1990 until 1995;
                                       President and Chief Executive Officer, New American Schools
                                       Development Corporation, Arlington, Virginia (a private
                                       organization which supports the design and establishment of high-performance learning environments), from 1992 until
                                       1993.

                                       Other directorships: AMR Corporation; Donna Karan
                                       International, Inc.; Fannie Mae; General Motors
                                       Corporation; Harman International Industries, Inc.; Host
                                       Marriott Corporation; Kellogg Company; Nordstrom, Inc.;
                                       Union Camp Corporation.

                                       Committee memberships: Audit Review; Executive; Finance and
                                       Pension Funds; Safety, Health and Environmental Affairs.

Herbert A. Sklenar......          67   Director since 1973. Chairman Emeritus of the Company since
                                       May, 1997; Chairman of the Board from February, 1997 to
                                       May, 1997; Chairman and Chief Executive Officer from May,
                                       1992 to February, 1997; President and Chief Executive
                                       Officer prior thereto.

                                       Other directorships: AmSouth Bancorporation; Protective
                                       Life Corporation; Temple-Inland, Inc.

                                       Committee memberships: Finance and Pension Funds; Safety,
                                       Health and Environmental Affairs.

                                       POSITION WITH PARENT; PRINCIPAL BUSINESS ADDRESS; PRINCIPAL
NAME                          AGE          OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------
                                        EXECUTIVE OFFICERS

Donald M. James.........          49   Chairman and Chief Executive Officer. Elected Chairman of
                                       the Board of Directors in May 1997. He became President and
                                       Chief Executive Officer in February 1997. He was elected
                                       President and Chief Operating Officer in February 1996. In
                                       January 1994, he was elected President of the Southern
                                       Division and in August 1995, he was also elected Senior
                                       Vice President, South Construction Materials Group. He
                                       joined Parent in 1992 as Senior Vice President and General
                                       Counsel.

Peter J. Clemens, III...          54   Executive Vice President, Finance and Administration and
                                       Treasurer since May 1997. He served as Executive Vice
                                       President and Chief Administrative Officer from May 1996 to
                                       May 1997. Prior to that time, he served as Senior Vice
                                       President, West, Construction Materials Group and Senior
                                       Vice President, Finance.

William F. Denson,
  III...................          55   Senior Vice President, Law and Secretary since February
                                       1998. He has served as Secretary since April 1981. He
                                       served as Vice President and Assistant General Counsel
                                       until he was elected Vice President, Law effective January
                                       1, 1994.

Richard K. Carnwath.....          50   Vice President, Planning and Development since 1985.

J. Wayne Houston........          49   Vice President, Human Resources since October 1997. Prior
                                       to that time, he served as Director of Compensation and
                                       Benefits.

Ejaz A. Khan............          41   Controller since September 1995. He previously served as
                                       Controller, Chemicals Division.

John A. Heilala.........          58   President, Chloralkali Business Unit since May 1996. From
                                       1994, he served as Executive Vice President, Chlorakali,
                                       and prior to that time he served as Vice President,
                                       Manufacturing, Chemicals Division.

Robert A. Wason, IV.....          47   President, Performance Systems Business Unit, since May
                                       1996. From 1994 until 1996, he served as Executive Vice
                                       President, Performance Systems, and prior to that time he
                                       served as Executive Vice President, Administration and
                                       Business Development, Chemicals Division.

Guy M. Badgett, III.....          50   Chairman, Southern Division and President, Southeast
                                       Division, since May 1997. He has served as President,
                                       Southeast Division, since 1992.

William L. Glusac.......          48   President, Midwest Division, since 1994. Prior to that
                                       time, he served as President, Southwest Division.

Daniel J. Leemon........          60   President, Midsouth Division, since 1993. He previously
                                       served as Senior Vice President, West, Construction
                                       Materials Group.

Thomas R. Ransdell......          56   President, Southwest Division, since 1994. He also served
                                       as President, Vulcan Gulf Coast Materials, Inc., from 1987 to May 1997.

                                       POSITION WITH PARENT; PRINCIPAL BUSINESS ADDRESS; PRINCIPAL
NAME                          AGE          OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------
Daniel F. Sansone.......          46   President, Vulcan Gulf Coast Materials Divisions, since May
                                       1997. From January 1994 to May 1997, he served as Vice
                                       President, Finance. He previously served as Vice President and Controller.

James W. Smack..........          55   President, Mideast Division, since 1991.

                        DIRECTORS AND EXECUTIVE OFFICERS
                                OF THE PURCHASER

    The name, principal business address, present principal occupation or employment and five-year history of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated, the principal business address of each such director and each such executive officer is One Metroplex Drive, Birmingham, Alabama 35209. Unless otherwise indicated, all directors and executive officers listed below are citizens of the United States.

                                   DIRECTORS

                                        POSITION WITH THE PURCHASER; PRINCIPAL BUSINESS ADDRESS;
                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                          AGE                       5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------

Donald M. James.........          49   Chairman and Chief Executive Officer. Otherwise, same as
                                       above.

                               EXECUTIVE OFFICERS

                                        POSITION WITH THE PURCHASER; PRINCIPAL BUSINESS ADDRESS;
                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                          AGE                       5-YEAR EMPLOYMENT HISTORY
------------------------      ---      -----------------------------------------------------------

Donald M. James.........          49   Chairman and Chief Executive Officer. Otherwise, same as
                                       above.

Peter J. Clemens, III...          54   Vice President and Treasurer. Otherwise, same as above.

William F. Denson,
  III...................          55   Vice President and Secretary. Otherwise, same as above.


    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                BY MAIL:                            BY OVERNIGHT DELIVERY:                            BY HAND:
 First Chicago Trust Company of New York    First Chicago Trust Company of New York    First Chicago Trust Company of New York
           Tenders & Exchanges                        Tenders & Exchanges                        Tenders & Exchanges
               Suite 4660                    c/o Securities Transfer and Reporting                   Suite 4680
              P.O. Box 2569                              Services Inc.                        14 Wall Street, 8th Floor
       Jersey City, NJ 07303-2569               One Exchange Plaza--Third Floor                  New York, NY 10005
                                                      New York, NY 10006

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                           (800) 223-2064 (Toll Free)
                         (212) 440-9800 (Call Collect)

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.

                                85 BROAD STREET
                               NEW YORK, NY 10004
                           (800) 323-5678 (TOLL FREE)